NEWS RELEASE

Company Contact:
Barry Regenstein, President
Command Security Corporation
845-454-3703

COMMAND SECURITY CORPORATION ANNOUNCES FINANCIAL RESULTS
FOR FISCAL 2011

Lagrangeville, NY, June 24, 2011 — Command Security Corporation (NYSE Amex: MOC) announced today its financial and operating results for the three months and the fiscal year ended March 31, 2011.

The Company’s revenues for the three months ended March 31, 2011 were essentially the same as its revenues for the corresponding period of the prior fiscal year.  Revenues for the three months ended March 31, 2011 increased 0.6% to $35,783,954, compared with revenues of $35,559,206 in the same period of the prior fiscal year.  Net income for the three months ended March 31, 2011 was $158,929, or $.01 per basic and diluted share, compared with $181,192, or $.02 per basic and diluted share, respectively, in the same period of the prior fiscal year.  Operating income for the three months ended March 31, 2011 was $352,154, or 1.0%, compared to $677,176, or 1.9%, in the same period of the prior fiscal year.

The Company’s revenues for the fiscal year ended March 31, 2011 were essentially the same as its revenues for the fiscal year ended March 31, 2010.  Revenues in fiscal 2011 increased 0.5% to $146,490,159, compared with revenues of $145,694,630 in fiscal 2010.  Net income in fiscal 2011 was $1,620,255, or $.15 per basic and diluted share, compared with $1,631,639, or $.15 per basic and diluted share, in fiscal 2010.  Operating income in fiscal 2011 was $3,321,518, or 2.3%, compared to $3,704,251, or 2.5%, in fiscal 2010.

The Company’s revenues for the fiscal year ended March 31, 2011 were impacted primarily by:  (i) a full year of revenues in the current year period related to a contract that commenced at various dates during the prior year period to provide security services to a major transportation company; (ii) expansion of services provided to new and existing security customers and several airlines and (iii) rate increases at Los Angeles International Airport (“LAX”) in connection with higher wage and related benefit rates resulting from local living wage ordinances and a collective bargaining agreement.  The increase in our revenues was partially offset by:  (i) the loss of revenues associated with a contract with Delta Air Lines at John F. Kennedy International Airport (“JFK”); (ii) the loss of a contract to provide services to a major domestic airline carrier at Oakland International Airport (“OAK”) and (iii) reductions in service hours and rates of certain security and aviation services customers.

The Company’s operating and net income for the three months and fiscal year ended March 31, 2011 compared to the corresponding periods of fiscal 2010 was impacted primarily by:  (i) the loss of the aviation services contracts at JFK and OAK as noted above; (ii) higher wage and related benefit rates at LAX resulting from local living wage ordinances and a collective bargaining agreement which we were not able to fully recover through increases to our customer billing rates during the current year period and (iii) reductions in service hours and rates of certain security services customers.  The decrease in operating and net income was partially offset by expansion of security services to a major transportation services company and of services provided to new and existing security customers and several airlines as discussed above.

Commenting on the fiscal 2011 results, Barry I. Regenstein, President of Command Security, stated “Our financial performance in fiscal 2011 was essentially the same as in fiscal 2010, reflecting the impact from the continued challenging macroeconomic environment, as well as the loss of several large aviation services contracts, offset by consistent organic growth to new and existing security services customers which is continuing during the start of fiscal 2012.  While we expect these difficult economic conditions will persist throughout our 2012 fiscal year, we continue to take measures that are designed to manage our expenses and streamline our cost structure.  We believe these actions better position our business for long-term growth.  As we begin fiscal 2012, we are very focused on the challenges we face as we continue to build our business nationally.  Our efficient and effective security solutions, focused strategy and our strong culture, will remain the keys to our success in the coming year and beyond.”

About Command Security Corporation

Command Security Corporation provides uniformed security officers, aviation security services and support security services to commercial, financial, industrial, aviation and governmental customers throughout the United States.  We safeguard against theft, fraud, fire, intrusion, vandalism and the many other threats that our customers are facing today.  By partnering with each customer, we design programs customized to meet their specific security needs and address their particular concerns.  We bring years of expertise, including sophisticated systems for hiring, training, supervision and oversight, backed by cutting-edge technology, to every situation that our customers face involving security.  Our mission is to enable our customers to operate their businesses without disruption or loss, and to create safe environments for their employees.  For more information concerning our company, please refer to our website at www.commandsecurity.com.

Forward-Looking Statements

This announcement by Command Security Corporation (referred to herein as the “Company”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995 about the Company that are based on management’s assumptions, expectations and projections about the Company.  Such forward-looking statements by their nature involve a degree of risk and uncertainty.  The Company cautions that actual results of the Company could differ materially from those projected in the forward-looking statements as a result of various factors, including but not limited to the factors described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed with the Securities and Exchange Commission, and such other risks disclosed from time to time in the Company’s periodic and other reports filed with the Securities and Exchange Commission.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission, which are publicly available at the Securities and Exchange Commission’s website at www.sec.gov/edgar.shtml.

COMMAND SECURITY CORPORATION

	Three Months Ended March 31, (Audited)		Fiscal Year Ended March 31, (Audited)
	2011	2010	2011	2010

Revenues	$35,783,954	$35,559,206	$146,490,159	$145,694,630

Operating income	352,154	677,176	3,321,518	3,704,251

Other expense	40,225	96,984	285,263	446,912

Provision for income taxes	153,000	399,000	1,416,000	1,625,700

Net income (loss)	$158,929	$181,192	$1,620,255	$1,631,639

Net income (loss) per common share	$0.01	$0.02	$0.15	$0.15
Basic	$0.01	$0.02	$0.15	$0.15
Diluted

Weighted average number of common shares outstanding
Basic	10,878,098	10,872,098	10,874,098	10,848,375
Diluted	11,035,291	11,183,393	11,090,917	11,210,831

Balance Sheet Highlights	March 31, 2011	March 31, 2010
	(Audited)	(Audited)

Cash	$3,463,461	$1,211,948
Accounts receivable	21,712,418	23,131,801
Total current assets	30,034,507	28,540,443
Total assets	37,542,059	36,715,081
Total current liabilities	18,069,361	19,116,985
Short-term debt	9,531,292	10,995,744
Total liabilities	18,788,991	19,931,846
Stockholders’ equity	18,753,068	16,783,235
Total liabilities and stockholders’ equity	$37,542,059	$36,715,081